CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-130820 of the Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company on Form N-4 of our report dated April 9, 2010 on each of the investment divisions of the financial statements of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company and our report dated March 12, 2010 on the financial statements of First Great-West Life & Annuity Insurance Company which report expresses an unqualified opinion on the respective financial statements, and includes an explanatory paragraph referring to the change in accounting for the recognition and presentation of other-than-temporary impairments for certain investments, as required by accounting guidance adopted on April 1, 2009, both appearing in the Statement of Additional Information, which is part of the Registration Statement.

We also consent to the reference to us under the heading “Condensed Financial Information” in the Prospectus, which is also part of such Registration Statement, and the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information, which is also part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 23, 2010